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Exhibit 99.1

[EVANS & SUTHERLAND LOGO]

600 KOMAS DRIVE	NEWS RELEASE
Salt Lake City, UT 84108 USA	For Immediate Release

EVANS & SUTHERLAND REPORTS SECOND QUARTER RESULTS

        Salt Lake City, Utah, July 17, 2003—Evans & Sutherland Computer Corporation (E&S) (NASDAQ: ESCC) today reported financial results for the three months ended June 27, 2003. All results are unaudited.

        For the three months ended June 27, 2003, E&S reported total sales of $22.2 million, compared to $34.2 million in the same period of 2002, and an operating loss prior to one-time gains of $3.4 million, compared to $3.9 million in the same period of the previous year. The net loss was $2.6 million, or $.25 per share, compared to a net loss of $0.7 million, or $0.07 per share in 2002.

Comments from James R. Oyler, President and Chief Executive Officer

        "Overall, the second quarter continued favorable trends for the company, with both backlog and market share increasing. Revenue and gross margins remained flat from the previous quarter, but operating expenses declined significantly, and cash flow was positive.

        "Based on the increase in backlog, we expect revenue to increase in the third quarter, and we also expect expenses to decrease further. This combination would result in continued improvement in operating results."

About Evans & Sutherland

        Evans & Sutherland produces high-quality visual systems for simulation, training, and visualization in defense and commercial applications; digital theaters; and related applications throughout the world. Visit the E&S Web site at http://www.es.com.

        The company will host a conference call beginning at 12:00 p.m. EDT today, July 17, 2003, to discuss its financial results for the three-month period ended June 27, 2003. To hear a broadcast of the conference call, visit the Investor Broadcast Network Web site at http://www.vcall.com or the company's Web site at http://www.es.com. (If you are unable to listen to the conference call at 12:00 p.m. EDT today, a replay will be available in the Investor Relations section of the company's Web site.)

        Statements in this press release which are not historical, including statements regarding E&S or management intentions, beliefs, expectations, representations, plans, or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements that we expect revenue to increase and expenses to decrease in the third quarter, and that this combination would result in continued improvement in operating results. It is important to note that E&S's actual results could differ materially from such forward-looking statements. Various factors could cause actual results to differ materially, such as the risk factors listed from time to time in E&S's SEC reports, including but not limited to, the annual report on Form 10-K for the year ended December 31, 2002.

        E&S is a registered trademark of Evans & Sutherland Computer Corporation.

SUMMARY STATEMENTS OF CONSOLIDATED OPERATIONS
(In thousands, except per share data)
Unaudited

	Three Months Ended		Six Months Ended
	June 27, 2003	June 28, 2002	June 27, 2003	June 28, 2002
Sales	$22,196	$34,221	$44,889	$66,784
Cost of sales	13,558	22,038	27,428	45,007
Inventory impairment	—	—	14,566	—

Gross profit	8,638	12,183	2,895	21,777

Expenses:
Selling, general and administrative	6,906	7,478	14,163	14,051
Research and development	5,093	6,646	12,123	13,027
Restructuring charge	—	1,921	1,279	1,921
Impairment loss	—	—	1,151	—

Operating expenses	11,999	16,045	28,716	28,999

Operating loss prior to one-time gains	(3,361)	(3,862)	(25,821)	(7,222)
Gain on sale of assets held for sale	1,406	—	1,406
Gain on curtailment of pension plan	—	3,575	—	3,575
Gain on sale of business unit	—	—	—	96

Operating loss	(1,955)	(287)	(24,415)	(3,551)
Other income (expense), net	(498)	(362)	(1,338)	(970)

Loss before income taxes	(2,453)	(649)	(25,753)	(4,521)
Income tax expense (benefit)	119	75	(149)	(608)

Net loss	$(2,572)	$(724)	$(25,604)	$(3,913)

Diluted net loss per share	$(0.25)	$(0.07)	$(2.45)	$(0.38)

Number of shares used in net loss per share calculation	10,469	10,424	10,464	10,410

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
Unaudited

	June 27, 2003	Dec. 31, 2002
Assets
Cash and cash equivalents	$10,479	$10,335
Receivables, billed and unbilled	33,681	44,564
Inventories	18,657	31,373
Other assets	8,738	13,017
Net property, plant and equipment	25,199	28,287

Total assets	$96,754	$127,576

Liabilities and Stockholders' Equity
Accounts payable and accruals	$21,539	$22,764
Other liabilities	47,265	51,449
Stockholders' equity	27,950	53,363

Total liabilities and stockholders' equity	$96,754	$127,576

BACKLOG
(In thousands)
Unaudited

June 27, 2003	Dec. 31, 2002
$74,998	$59,672

###

Contact:
Thomas Atchison
Chief Financial Officer
Evans & Sutherland
600 Komas Drive, Salt Lake City, UT 84108
801-588-1125
 tatchiso@es.com

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  Exhibit 99.1